Exhibit 99.1

FROM:	FOR:
FRB Weber Shandwick	Community First Bankshares, Inc.
676 North St. Clair Street	520 Main Avenue
Chicago, IL 60611	Fargo, ND 58124-0001
Contact: Jeff Wilhoit	Contact: Mark A. Anderson
312-640-6757	701-298-5600
jwilhoit@webershandwick.com	IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES TO OFFER $60 MILLION OF CAPITAL SECURITIES OF CFB CAPITAL IV

FARGO, N.D., February 24, 2003 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced its intent to offer up to $60 million Capital Securities of CFB Capital IV, a Delaware statutory trust formed by Community First Bankshares.  Proceeds from the offering are expected to be used to redeem outstanding capital securities.

The Capital Securities will represent undivided beneficial interests in CFB Capital IV and will be fully and unconditionally guaranteed by Community First Bankshares on a subordinated basis.

A registration statement on Form S-3 relating to these securities has been filed with the Securities and Exchange Commission.  This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the laws of any such state.

Community First Bankshares, a $5.8 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 136 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to:  risk of loans and investments, including dependence on local economic conditions; competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of the series of strategic initiatives announced during 2001; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

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